Exhibit (a)(5)(SS)

News release…

Date: 8 November 2007

Ref: PR573g

Rio Tinto Offer for Alcan Expires with over 98% of Shares Tendered

Rio Tinto today announces that the offer (the “Offer”) by Rio Tinto Canada Holding Inc. (“RTCH”) to acquire all of the shares of Alcan Inc. (“Alcan”) is now closed for acceptance.

As at the expiry time of the Offer (6:00pm Eastern Time (Canada) on November 8, 2007), approximately 8,585,000 additional common shares of Alcan have either been validly deposited and taken up or are covered by notices of guaranteed delivery. These additional shares (which represent approximately 2.28% of the outstanding shares), together with approximately 360,431,000 shares already beneficially owned by RTCH, represent approximately 98.10% of the outstanding shares of Alcan.

RTCH will promptly exercise its right to acquire all the remaining Alcan shares by way of compulsory acquisition under the Canada Business Corporations Act. Notices of compulsory acquisition will be mailed to remaining shareholders as soon as practicable.

Cont.../

Rio Tinto plc  6 St James’s Square  London SW1Y 4LD

Telephone 020 7930 2399  Fax 020 7930 3249

REGISTERED OFFICE:  6 St James’s Square  London SW1Y 4LD  Registered in England No. 719885

About Rio Tinto

Rio Tinto is a leading international mining group headquartered in the UK, combining Rio Tinto plc, a London listed company, and Rio Tinto Limited, which is listed on the Australian Securities Exchange.

Rio Tinto’s business is finding, mining, and processing mineral resources. Major products are aluminium, copper, diamonds, energy (coal and uranium), gold, industrial minerals (borax, titanium dioxide, salt, talc) and iron ore. Activities span the world but are strongly represented in Australia and North America with significant businesses in South America, Asia, Europe and southern Africa.

For further information or a copy of reports filed under Canadian securities legislation, please contact:

Rio Tinto Canada Holding Inc.
770 Sherbrooke Street West, Suite 1800
Montreal, Quebec  H3A1G1

Or please contact:

Media Relations, London Christina Mills Office: +44 (0) 20 8080 1306 Mobile: +44 (0) 7825 275 605 Nick Cobban Office: +44 (0) 20 8080 1305 Mobile: +44 (0) 7920 041 003	Media Relations, Australia Ian Head Office: +61 (0) 3 9283 3620 Mobile: +61 (0) 408 360 101 Amanda Buckley Office: +61 (0) 3 9283 3627 Mobile: +61 (0) 419 801 349
Investor Relations, London Nigel Jones Office: +44 (0) 20 7753 2401 Mobile: +44 (0) 7917 227 365 David Ovington Office: +44 (0) 20 7753 2326 Mobile: +44 (0) 7920 010 978

Investor Relations, Australia
Dave Skinner
Office: +61 (0) 3 9283 3628
Mobile: +61 (0) 408 335 309

Investor Relations, North America
Jason Combes
Office: +1 (0) 801 685 4535
Mobile: +1 (0) 801 558 2645

Email: questions@riotinto.com

Website: www.riotinto.com

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